EXHIBIT 5.1

October 3, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to DPW Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the resale by the selling stockholders of up to 20,494,514 shares of the Company’s Class A common stock, (i) 17,500,000 of which are issuable upon conversion of the Senior Secured Convertible Promissory Notes (the “Note Shares”), (ii) 400,000 of which were issued to an institutional investor in connection with the Senior Secured Convertible Promissory Note (the “May Commitment Shares”), (iii) 993,588 of which are issuable upon exercise of warrants (the “Warrant Shares”), (iv) 200,926 of which were issued to institutional investors pursuant to securities purchase agreements (the “April Commitment Shares” and together with the May Commitment Shares, the “Commitment Shares”), and (v) 1,400,000 of which were issued to us in consideration for legal services rendered (the “SRFK Shares” and collectively with the Note Shares, Warrant Shares and Commitment Shares, the “Registrable Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Certificate of Incorporation and Bylaws, as currently in effect and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Registrable Shares, including the Note Shares and Warrant Shares issuable upon the conversion of the convertible note or exercise of warrants, respectively, are duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

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